EMPLOYMENT TRANSITION AND SEPARATION AGREEMENT
THIS EMPLOYMENT TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of March 9, 2015, by and between REPUBLIC AIRWAYS HOLDINGS INC., a Delaware corporation (the “Company”), and WAYNE C. HELLER (the “Executive”).
R E C I T A L S
WHEREAS, the Executive and the Company are parties to the Fourth Amended and Restated Employment Agreement dated as of May 31, 2014 (the “Prior Agreement”); and
WHEREAS, the Company and Executive mutually desire to terminate the Prior Agreement and their employment relationship; and
WHEREAS, the Company and Executive desire to effect an orderly transition of Executive duties; and
WHEREAS, the Company and the Executive desire to supersede the Prior Agreement and to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Employment. The Company agrees to continue to employ the Executive, and the Executive agrees to render his services to the Company, as its Executive Vice President and Chief Operating Officer, during the Term (as defined below). In connection with his employment as Executive Vice President and Chief Operating Officer, the Executive shall serve without additional payment or compensation of any kind as the President and Chief Operating Officer of any other direct or indirect subsidiary or affiliate of the Company designated by the Company’s Chief Executive Officer (collectively, the “Subsidiaries”). The Executive shall render his services at the direction of the Company's Chief Executive Officer at the Company’s offices in Indianapolis, Indiana. The Executive agrees to use his best efforts to promote and further the business, reputation and good name of the Company and the Subsidiaries (collectively, the “Company Group”) and the Executive shall promptly and faithfully comply with all instructions, directions, requests, rules and regulations made or issued from time to time by the Company.
2.    Term.
(a)    Unless earlier terminated by the Executive's death, the term of the Executive's employment pursuant to this Agreement (the “Term”) shall continue until Friday, March 13, 2015 (the "Expiration Date").
(b)    [Intentionally blank].

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3.    Compensation and Benefits. As full and complete compensation for all the Executive’s services hereunder, during the Term the Company shall pay the Executive the compensation and provide the Executive with the benefits described below.
(a)    Base Salary. During the Term, the Company shall pay the Executive an annual base salary of $350,000 (“Base Salary”). With the Executive's prior consent, the Executive's Base Salary may be reduced by an amount and for a period mutually agreed between the Executive and the Company so long as such reduction is made in conjunction with similar reductions in base salary for other executives or employees of the Company.
(b)    2014 Bonus. The Executive shall be paid a bonus for the 2014 year of $512,190 (the “2014 Bonus”) on or before Friday, March 13, 2015.
(c)    [Intentionally blank].
(d)    [Intentionally blank].
(e)    Medical & 401K Benefits. The Executive shall be entitled to participate in any retirement, 401K, disability, medical, pension, profit sharing, group insurance, or any other plan or arrangement, or any other benefits now or hereafter generally available to executives of the Company, in each case to the extent that the Executive shall be eligible under the general provisions thereof (collectively, the "Benefit Plans").
(f)    [Intentionally blank].
(g)    [Intentionally blank].
(h)    Reimbursement for Expenses. The Executive shall be entitled to reimbursement for ordinary and necessary business expenses incurred by the Executive in the course of his employment in accordance with the Company's policies from time to time.
4.    Termination of Employment. The Executive's employment hereunder may be terminated during the Term in accordance with this Section 4.
(a)    Death. In the event the Executive dies during the Term, the Executive's employment shall automatically terminate on the date of death. In such event, the Executive's estate shall be entitled to receive his Base Salary through the date of death and the 2014 Bonus (if such 2014 Bonus has not previously been paid to the Executive), plus severance compensation provided for in Section 5(a).
(b)    [Intentionally blank].
(c)    [Intentionally blank].
(d)    [Intentionally blank].
(e)    [Intentionally blank].

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(f)    [Intentionally blank].
(g)    Timing of Payments. The payment of any amounts due to the Executive pursuant to this Section 4 (other than severance compensation, if any, which shall be paid as provided in Section 5) shall be paid no later than the next regular payroll date following the effective date of the termination of the Executive's employment.
5.    Severance Compensation.
(a)    Termination Upon Death. In the event of the Executive’s death, the Company shall pay to the Executive’s estate, as severance compensation an amount equal to two times the Executive’s Base Salary as then in effect, plus two times the 2014 Bonus. This severance compensation shall be paid in a lump sum on the first day of the month occurring at least thirty days following the effective date of the termination of employment, provided that the Company has received a release following termination of employment signed by the Executive’s personal representative, substantially in the form attached hereto as Exhibit A, and that such release is no longer revocable on the payment date. In addition, any options to purchase shares of the Company's common stock, and any awards of restricted stock, restricted stock units or performance shares, in each case that are held by the Executive on the effective date of termination and have not vested shall be treated in the same manner as provided therefor in Section 5(b). The Executive agrees that the Company may satisfy its obligations to provide cash severance compensation pursuant to this Section 5(a) by purchasing and maintaining one or more insurance policies payable to the Executive’s designees upon the Executive’s death. The Executive agrees to cooperate with the Company in obtaining such insurance, including by participating in such physical examinations and providing such personal information as may be requested by the Company’s insurers.
(b)    Termination. Upon the expiration of the Term, in addition to paying or providing the Executive with any Base Salary earned but unpaid as of the Expiration Date,
(i)    the Company shall pay to the Executive as severance compensation an amount equal to two times the Executive’s Base Salary as then in effect plus two times the 2014 Bonus. This severance compensation shall be paid in 12 equal monthly installments following the Expiration Date, with the first payment payable on the first regular payroll date occurring in the calendar month following the Expiration Date, provided that the Company has received a release following the Expiration date signed by the Executive or his personal representative, substantially in the form attached hereto as Exhibit A, and that such release is no longer revocable on the first payment date;
(ii)    all outstanding unvested options to purchase shares of the Company's common stock held by the Executive on the Expiration Date that would have vested in accordance with their terms prior to the first anniversary of the Expiration Date (the "Accelerated Option Shares") shall vest immediately on the Expiration Date and remain exercisable for a period of 30 days following the Expiration Date; the

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Accelerated Option Shares are identified in the schedule attached hereto as Exhibit B;
(iii)    all outstanding unvested awards of restricted stock and all unvested restricted stock units held by the Executive on the Expiration Date that would have vested in accordance with their terms prior to the first anniversary of the Expiration Date (the "Accelerated Restricted Stock Shares") shall vest immediately on the Expiration Date; the Accelerated Restricted Stock Shares are identified in the schedule attached hereto as Exhibit B; and
(iv)    the Executive shall be entitled to receive, at the time when a payout with respect to any performance shares held by the Executive on the effective date of termination would otherwise have been made, a pro-rata portion (based on the number of days during the applicable performance period on which the Executive was employed) of the number of such performance shares that would have been earned by the Executive in accordance with the terms thereof (including the satisfaction of the performance conditions related thereto based on the Company's actual performance) if the Executive had been employed on the date required to earn such shares (the "Pro-Rata Performance Shares"); the Pro-Rata Performance Shares are identified in the schedule attached hereto as Exhibit B.
(c)    [Intentionally blank].
(d)    [Intentionally Blank].
(e)    Continuation of Benefits.
(i)    Medical Benefits. Upon termination of the Executive’s employment for any reason, voluntary or involuntary, with or without Cause, the Company shall pay the Executive $2,500.00 each month for the lifetime of the Executive, subject to an annual upward inflation adjustment, to be effective as of June 1 of each year, based on the increase, if any, in the Overall Medical Care Component of the Consumer Price Index for All Urban Consumers from the level of such component on June 1, 2014, for the cost of health insurance under COBRA or a source other than the Company for himself, his spouse and his eligible dependents, provided that the Executive presents evidence of such insurance to the Company (and regardless the cost to the Executive of such insurance). The Company will begin the monthly payments to the Executive 30 days after the termination of the Executive’s employment and thereafter on the 15th day of each subsequent month during the Executive’s lifetime. The Executive shall be responsible for any applicable tax withholding associated with such benefit.
(ii)    Travel Privileges. Upon termination of the Executive’s employment for any reason, voluntary or involuntary, with or without Cause, the Company shall provide the Executive during his lifetime with a Universal Air Travel Plan, Inc. (UATP) card in the amount of $15,000 annually that the Executive, his spouse and

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his dependents can use for travel. The Executive shall be responsible for any applicable tax withholding associated with such benefit. The Company will provide the UATP card to the Executive within 30 days of the termination of the Executive’s employment and thereafter each year on the anniversary of such date during the lifetime of the Executive.
6.    No Other Compensation; Withholding. Except as otherwise expressly provided herein, or in any other written document executed by the Company and the Executive, no other compensation or other consideration shall become due or payable to the Executive on account of the services rendered to the Company Group. The Company shall have the right to deduct and withhold from the compensation payable to the Executive hereunder any amounts required to be deducted and withheld under the provisions of any statute, regulation, ordinance, order or any other amendment thereto, heretofore or hereafter enacted, requiring the withholding or deduction of compensation.
7.    Confidential Information. The Executive recognizes and acknowledges that he shall receive in the course of his employment hereunder certain confidential information and trade secrets concerning the Company Group’s business and affairs which may be of great value to the Company Group. The Executive therefore agrees that he will not disclose any such information relating to the Company Group, the Company Group’s personnel or their operations other than in the ordinary course of business or in any way use such information in any manner which could adversely affect the Company Group’s business. For purposes of this Agreement, the terms “trade secrets” and “confidential information” shall include any and all information concerning the business and affairs of the Company Group and any division or other affiliate of the Company Group that is not generally available to the public. The Company may, formally or informally, establish, adopt, implement or utilize procedures or actions that are designed to monitor or protect Company Group's confidential information. Executive hereby irrevocably consents, without the right to receive further notice, to any or all of these procedures or actions that may be established, adopted, implemented, utilized or enforced by the Company Group. The Company Group shall have the right to establish, adopt, implement, utilize or enforce these procedures at any time during Executive's employment with Company Group and during any period in which any restrictive covenants contained in this Agreement are facially or legally applicable. Executive expressly WAIVES the right to challenge the enforceability of any of these procedures in any legal action seeking to enforce this Agreement or to recover for Executive's breach or alleged breach of this Agreement.
8.    Non-Competition.
(a)    Except as provided in Section 8(e), the Executive agrees that without the prior written consent of the Board during the Term and for a period of 12 months following the termination of the Executive's employment, he will not participate as an advisor, partner, joint venturer, investor, lender, consultant or in any other capacity in any business transaction or proposed business transaction (i) with respect to which the Executive had a material personal involvement on behalf of the Company Group during the last 12 months of his employment with the Company, or (ii) that could reasonably be expected to compete with the Company Group’s business or operations or proposed or contemplated business or

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transactions of the Company Group that are (A) known by the Executive as of the date of such termination or expiration, and (B) contemplated by the Company Group to proceed during the 12-month period following such termination or expiration. For these purposes, the mere ownership by the Executive of securities of a public company not in excess of 2% of any class of such securities shall not be considered to be competition with the Company Group.
(b)    Except as provided in Section 8(e), during any period when the Company is providing severance compensation to the Executive under Section 5(b)(i), Executive agrees to refrain from any competition with Company Group.
(c)    Except as provided in Section 8(e), to the fullest extent permitted by applicable law, for a period of 12 months after the termination of employment with Company (for any reason, including resignation), Executive, on behalf of any entity in competition with the Company Group, in any capacity, may not, directly or indirectly, in a competing capacity, solicit or obtain any business from any present customer of the Company Group with whom Executive had contact or received information from the Company Group. It is understood and agreed that "present customer" is defined to mean any entity with whom the Company Group had an "ongoing business relationship" at the time of the termination of Executive's employment with the Company. An "ongoing business relationship" (specifically excluding non-competing vendor relationships) is generally understood and agreed to mean: (i) services or goods were provided by the Company Group to the entity during the employment of Executive by Company; (ii) services or goods had been contracted for or ordered by the entity during the employment of Executive by the Company Group; or (iii) negotiations were in progress between the entity and the Company Group for the providing of goods or services by the Company Group to the entity at the time of the termination of the employment of Executive. It is understood and agreed that past customers and prospective customers are not "present customers" protected under the terms of this provision.
(d)    Except as provided in Section 8(e), to the fullest extent permitted by applicable law, in recognition of the global nature of the Company Group's business, and Executive's access to the Company Group's confidential information, for a period of 12 months after the termination of employment with Company (for any reason, including resignation), Executive, on behalf of any entity in competition with the Company Group, may not, directly or indirectly, compete with the Company Group: (i) anywhere in the world; (ii) in North America; (iii) in the United States; (iv) in Indiana; (v) within a 25-mile radius of any location of the Company Group with which Executive had operational involvement.
(e)    Notwithstanding any other provision or term of this Agreement, the Company agrees that following the Expiration Date, the Executive may be employed, engaged or associated with, in any capacity, Wexford Capital, L.P., its affiliates and/or any entity in which Wexford Capital or any of its affiliates owns or controls at least a ten percent (10%) equity interest (collectively, the "Wexford Group") and, in connection with such employment, engagement or association with the Wexford Group, may engage or assist in

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the formation and/or operation of an airline company, including without limitation (i) pursuing the project known by the Company as the Thunderbird Project and/or (ii) forming and/or operating an airline company utilizing the Chautauqua Airlines certificate, and the Company hereby waives any and all claims against the Executive under Section 8(a), Section 8(b), Section 8(c) and Section 8(d) arising from or relating to the Executive's employment, engagement or association with, or activities for, the Wexford Group, regardless of whether the Wexford Group is in competition with the Company Group.
9.    Non-Solicitation. The Executive agrees that during the Term, and for a period of 12 months following the termination of the Executive's employment, he shall not, without the prior written consent of the Company, directly or indirectly, employ or retain, or have or cause any other person or entity to employ or retain, any person who is then, or within the prior six months was, employed by the Company Group or any of its divisions or affiliates, or directly or indirectly solicit or encourage any such person for employment or to leave the employ of the Company Group.
10.    Breach of this Agreement. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 7, 8 or 9 of this Agreement, then the Company shall have the right and remedy to have those provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by the Executive that the rights and privileges of the Company granted in Sections 7, 8 and 9 are of a special, unique and extraordinary character and any such breach or threatened breach will cause great and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.
11.    Notices. All notices and other communications required or permitted hereunder shall be in writing (including facsimile, telegraphic, telex or cable communication) and shall be deemed to have been duly given when delivered by hand, or mailed, certified or registered mail, return receipt requested and postage prepaid:
If to the Company:    Republic Airways Holdings Inc.
8909 Purdue Road
Suite 300
Indianapolis, IN 46268
Attn: Chief Executive Officer
With a copy to each member of the Board
If to the Executive:    Wayne C. Heller

12.    Applicable Law. This Agreement was negotiated and entered into within the State of Indiana. All matters pertaining to this Agreement shall be governed by the laws of the State of Indiana applicable to contracts made and to be performed wholly therein. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any material present or future statute, law, governmental regulation or ordinance as a result of which the parties have no legal right to contract or perform, the latter shall prevail, but in such event the provision(s) of this Agreement affected

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shall be curtailed and limited only to the extent necessary to bring it or them within the legal requirements.
13.    Entire Agreement; Modification; Consents and Waivers. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof. No interpretation, change, termination or waiver of or extension of time for performance under any provision of this Agreement shall be binding upon any party unless in writing and signed by the party intended to be bound thereby. Except as otherwise provided in this Agreement, no waiver of or other failure to exercise any right under or default or extension of time for performance under any provision or this Agreement shall affect the right of any party to exercise any subsequent right under or otherwise enforce said provision or any other provision hereof or to exercise any right or remedy in the event of any other default, whether or not similar.
14.    Severability. The parties acknowledge that, in their view, the terms of this Agreement are fair and reasonable as of the date signed by them, including as to the scope and duration of post-termination activities. Accordingly, if any one or more of the provisions contained in this Agreement shall for any reason, whether by application of existing law or law which may develop after the date of this Agreement, be determined by a court of competent jurisdiction to be excessively broad as to scope of activity, duration or territory, or otherwise unenforceable, the parties hereby jointly request such court to construe any such provision by limiting or reducing it so as to be enforceable to the maximum extent in favor of the Company compatible with then-applicable law. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall nonetheless be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
15.    Assignment. The Company may, at its election, assign this Agreement or any of its rights hereunder. This Agreement may not be assigned by the Executive.
16.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
17.    Jurisdiction and Venue. Executive agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, or Hamilton County, Indiana, and Executive hereby waives any right to raise the questions of jurisdiction and venue in any action that the Company may bring to any such court against Executive. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
18.    Survival. The provisions of Sections 5 through 21 of this Agreement shall survive any expiration or termination of this Agreement.
19.    Impact on Equity Awards. In the case of a termination of the Executive's employment under the circumstances provided for in this Agreement, the vesting and other terms of any equity awards (including options to purchase stock of the Company, restricted stock, restricted stock units and performance shares) held by the Executive on the date of such termination shall be governed

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by the applicable provisions of this Agreement notwithstanding any contrary or conflicting provision of any plan under which any such award may have been made, the Prior Agreement or any award agreement or other agreement related to any such equity award, whether now existing or hereafter executed between the Company and the Executive. Any and all such contrary or conflicting provisions in the Prior Agreement or any such award agreement or other agreement shall be amended by the execution of this Agreement to provide for vesting and other treatment in such circumstances as set forth in this Agreement, but the remaining terms of such agreements shall be unaffected hereby.
20.    Indemnification. The Company shall, to the fullest extent allowed by law, defend, indemnify and hold harmless the Executive from and against any and all demands, claims, suits, liabilities, actions asserted or brought against the Executive or in which the Executive is made a party, including, without limitation, all litigation costs and attorneys’ fees incurred by the Executive or judgments rendered against the Executive, in connection with any matter arising within the course and scope of Executive’s employment with the Company or service as an officer, director or manager of the Company or any of the Subsidiaries. The right of the Executive to indemnification hereunder shall vest at the time of occurrence or performance of any event, act or omission giving rise to any demand, claim, suit, liability, action or legal proceeding of the nature referred to in this Section 20 and, once vested, shall survive the termination of Executive’s employment with the Company for any reason.
21.    Section 409A Compliance.
(a)    Any payments conditioned upon a termination of the Executive’s employment will be deemed to be conditioned upon the Executive’s separation from service within the meaning of Treasury Regulation Section 1.409A-1(h) and will be construed and interpreted accordingly. If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then the Executive shall not be entitled to any severance payments or other benefits pursuant to this Agreement until the earlier of (a) the date which is six months after the date of the Executive’s separation from service, or (b) the date of the Executive’s death. This paragraph shall only apply if, and to the extent required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-3(i)(2). Any amounts otherwise payable to the Executive upon or in the six-month period following the Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to the Executive (or the Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of the Executive’s death).
(b)    Any taxable reimbursement of expenses payable to the Executive shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Expense reimbursements and in-kind benefits provided to the Executive shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursements or in-kind benefits that the Executive

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receives in one taxable year shall not affect the amount of such reimbursements or benefits that the Executive may receive in any other taxable year.
(c)    It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Should the Company pay the Executive contrary to clause (a) or (b) of Section 21(a) above, the Company shall indemnify the Executive for any taxes due thereon as a result.
22.    Adjustments to Payments.
(a)    Notwithstanding any other provision of this Agreement, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (all such payments and/or benefits hereinafter, “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the excise tax, further reduced by $5,000 (including such further reduction, the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the excise tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of performance-based equity awards shall be cancelled or reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any performance-based stock option or stock appreciation rights are reduced; (C) health and welfare benefits shall be reduced and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced; and (D) accelerated vesting of time-based equity awards shall be cancelled or reduced last and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reduced before any time-based stock option or stock appreciation rights are reduced.
(b)    The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations.  The Company shall bear all expenses with respect to the determinations by such accounting firm

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required to be made hereunder.  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive).  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
REPUBLIC AIRWAYS HOLDINGS INC.

By:/s/ Mark Plaumann_______________________
Name: Mark Plaumann
Title: Chairman of the Compensation Committee of the Board of Directors

WAYNE C. HELLER
/s/ Wayne C. Heller__________________________

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EXHIBIT A
FORM OF RELEASE
GENERAL RELEASE
In exchange for the payments and benefits set forth in the Employment Transition and Separation Agreement between Republic Airways Holdings Inc. (the “Company”) and me dated as of May 9, 2015 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:
1.    (a)    On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Company Group”) and all of their current and former officers, directors, employees, and agents, in their capacity as Company Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company Group (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission. This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.
(b)    This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989 and the Sarbanes-Oxley Act of 2002, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic information and other legally protected categories.
(c)    This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.
(d)    In addition, I am waiving my right to pursue any Claims against the Company Group and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

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I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company Group and Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the Agreement, including but not limited to the right to receive severance compensation (as provided in Section 5 of the Agreement), if any, and other payments, benefits and indemnifications specified in the Agreement, (ii) any rights or interest under any Benefit Plans (as defined in the Agreement), (iii) any right to indemnification pursuant to the Company’s Certificate of Incorporation or By-laws as in effect on the date hereof, (iv) the protections of the Company Group’s directors and officers liability insurance, if any, in each case, to the same extent provided to other senior executives of the Company, (v) any claims and rights that cannot be waived by law, including but not limited to my right to file an EEOC charge but hereby waive my right to financial recovery as to any such charge, (vi) the vesting and exercise of any equity grant pursuant to the terms of the applicable equity award agreement or the applicable equity incentive plan, (vii) any rights as a stockholder of the Company, and (viii) any rights under Sections 5 and 20 of the Agreement following termination of employment. In addition to these Claims being released, I acknowledge that I have not suffered any physical or mental injuries arising out of my employment with the Company or the termination of that employment.
2.    I acknowledge that I have had at least 21 calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will. I further understand that my failure to sign this General Release and return such signed General Release to the Company, 8909 Purdue Road, Suite 300, Indianapolis, IN 46268 by 5:00 pm on the 22nd day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.
3.    I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it. I may do so by delivering to the Company, 8909 Purdue Road, Suite 300, Indianapolis, IN 46268 written notice of my revocation within the 7-day revocation period (the “Revocation Period”). This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”); provided that I have not revoked it during the Revocation Period.
YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

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I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.
WAYNE C. HELLER
/s/ Wayne C. Heller_______________________

EXHIBIT B
RJET STOCK

[See attached excel file – Heller Summary Accelerated Vesting]

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